Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-107754) and Form S-8 (No. 333-87920) of LIN TV Corp. and LIN Television Corporation of our report dated March 15, 2005 relating to the financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of LIN TV Corp., which appears in this Form 10-K.

PricewaterhouseCoopers LLP
Boston, Massachusetts
March 15, 2005